PRESS RELEASE OF FSB BANCORP, INC.

   October 31, 2018

FOR IMMEDIATE RELEASE
Contact: Kevin D. Maroney, Chief Executive Officer
FSB Bancorp, Inc.
Tel (585) 381-4040

FSB BANCORP, INC.
ANNOUNCES THIRD QUARTER AND YEAR TO DATE RESULTS

Fairport, New York, October 31, 2018: FSB Bancorp, Inc. (the "Company") (NASDAQ: FSBC), the holding company for Fairport Savings Bank (the "Bank"), reported a net loss of $50,000, or $(0.03) per share, for the quarter ended September 30, 2018 compared to net income of $179,000, or $0.09 per share, for the quarter ended September 30, 2017.  The Company's net interest margin for the quarter ended September 30, 2018 decreased 15 basis points to 2.74% from 2.89% for the quarter ended September 30, 2017.  The decrease in net interest margin was due to an increase in the average cost of our interest-bearing liabilities of 35 basis points to 1.36% for the quarter ended September 30, 2018 from 1.01% for the quarter ended September 30, 2017.  The decrease was due to increases in the average balances and the average costs of deposits and FHLB borrowings as a result of higher repricing of these interest-bearing liabilities in a rising interest rate environment.  The increase in the average cost of our interest-bearing liabilities was partially offset by an increase in the average yield on our interest-earning assets of 20 basis points to 4.10% for the quarter ended September 30, 2018 from 3.90% for the quarter ended September 30, 2017.  The increase in interest-earning assets was due to an increase in the average balances as well as an increase in the average yields on our adjustable rate residential, commercial, and consumer loans. The reason for the increase was primarily due to upward repricing for adjustable rate loans in addition to higher interest rates on new fixed rate residential mortgage loans in a rising interest rate environment.

For the nine months ended September 30, 2018, the Company reported net income of $92,000, or $0.05 per share, compared to net income of $398,000, or $0.21 per share, for the nine months ended September 30, 2017.  The Company's net interest margin for the nine months ended September 30, 2018 decreased four basis points to 2.82% from 2.86% for the nine months ended September 30, 2017. The average cost of our interest-bearing liabilities increased from 0.95% for the nine months ended September 30, 2017 to 1.23% for the nine months ended September 30, 2018 due to increases in the average balances and the average costs of deposits and FHLB borrowings as a result of higher repricing of these interest-bearing liabilities in a rising interest rate environment.  The increase in the average cost of our interest-bearing liabilities was partially offset by an increase in the average yield on our interest-earning assets to 4.05% for the nine months ended September 30, 2018 from 3.81% for the nine months ended September 30, 2017 due to an increase in the average balances as well as an increase in the average yields on our adjustable rate residential, commercial, and consumer loans.

The decrease in net income of $229,000 for the third quarter of 2018 compared to the third quarter of 2017 resulted from an increase in other expense of $224,000 and a decrease in other income of $215,000, partially offset by an increase in net interest income of $94,000 and decreases in provision for income taxes of $107,000 and provision for loan losses of $9,000.  The increase in other expense was primarily due to increases in mortgage fees and taxes of $151,000, other miscellaneous expenses of $40,000, data processing costs of $39,000, and audit and tax services of $26,000, partially offset by a decrease in Directors' fees of $19,000.  Mortgage fees and taxes increased $151,000 due to a $159,000 change in accounting estimate to adjust the outstanding balance of previously recorded special additional mortgage recording tax credits. Other miscellaneous expenses including professional services and legal expense in addition to audit and tax services totaled $54,000 in additional costs associated with the Company's restatement of its 2017 audited financial statements and its first quarter 2018 unaudited financial statements as a result of the Company incorrectly claiming a tax credit for residential mortgages on properties located in Erie County.  Pursuant to the New York State Department of Taxation and Finance rules, no tax credit will be allowed for payment of the special additional mortgage recording tax with respect to a mortgage of real property located in Erie County and the mortgage was recorded after 1987.  Data processing costs increased primarily due to the end of first year promotional pricing associated with the conversion of our core processing system from in-house hosting to data center hosting. Directors' fees decreased due to the retirement of four directors as of December 31, 2017.  The decrease in other income was primarily attributable to decreases in realized gains on sales of loans and mortgage fee income due to lower volume of mortgage loan originations and mortgage loan sales in addition to lower premiums received on mortgage loans sold in the third quarter of 2018 compared to the third quarter of 2017.  The increase in net interest income was primarily reflective of the Company's continued efforts to improve its interest-earning asset yield by increasing the balances of higher yielding residential and commercial loans.  This increase in interest income was partially offset by an increase in interest expense due to increases in both the average costs and the average balances of our interest-bearing deposits and borrowings in order to fund the additional loan growth when comparing the third quarters of 2018 and 2017.  The provision for income taxes decreased $107,000 due to lower income before income taxes when comparing the quarters ended September 30, 2018 and September 30, 2017 in addition to the reduction in the corporate federal income tax rate from 34% to 21% as a result of the enactment of the Tax Cuts and Jobs Act that took effect on January 1, 2018.  The decrease in provision for loan losses when comparing the third quarter of 2018 with the third quarter of 2017 was attributable to adding additional loan loss reserves needed for the quarter ended September 30, 2017 due to an increase in specific provisions.

At September 30, 2018, the Company had $327.1 million in consolidated assets, an increase of $12.8 million, or 4.1%, from $314.4 million at December 31, 2017. Net loans receivable increased $16.4 million, or 6.2%, to $279.1 million at September 30, 2018 from $262.7 million at December 31, 2017. The Bank continues to focus on loan production as we continue to primarily grow our residential mortgage and commercial loan portfolios at a measured pace while still maintaining our strong credit quality and strict underwriting standards.  Residential mortgage loans increased

$12.9 million, or 6.3%, to $219.8 million at September 30, 2018 from $206.9 million at December 31, 2017.  Commercial real estate loans increased $6.8 million, or 46.3%, to $21.7 million at September 30, 2018 from $14.8 million at December 31, 2017.  Commercial and industrial loans increased $1.7 million, or 46.8%, to $5.4 million at September 30, 2018 from $3.7 million at December 31, 2017.  The Bank originated $70.7 million of residential mortgage loans for the nine months ended September 30, 2018 compared to $83.1 million for the nine months ended September 30, 2017. The Bank sold $44.4 million of mortgage loans in the secondary market during the nine months ended September 30, 2018 compared to $53.0 million during the nine months ended September 30, 2017 as a balance sheet management strategy to reduce interest rate risk.  The Bank sold these loans at a gain of $1.1 million which was recorded in other income for the nine months ended September 30, 2018 compared to $1.7 million for the nine months ended September 30, 2017.  At September 30, 2018, the Bank was servicing $126.5 million in residential mortgage loans sold to Freddie Mac ("FHLMC") and will realize servicing income on these loans as long as they remain outstanding. At September 30, 2018, the Bank had $4.7 million in loans held for sale, comprised of one- to four-family residential fixed rate conventional, FHA, and VA mortgage loans originated and closed by the Bank in the third quarter of 2018 that have been committed for sale in the secondary market, and will be delivered and sold in the fourth quarter of 2018. Investment securities decreased by $1.5 million, or 6.1%, to $23.4 million at September 30, 2018 from $24.9 million at December 31, 2017 due to maturities and principal repayments. Cash and cash equivalents, consisting primarily of interest-earning deposits at the Federal Reserve Bank and FHLB, decreased by $4.4 million, or 42.6%, to $6.0 million at September 30, 2018 from $10.4 million at December 31, 2017 to fund loan growth. Total deposits increased $2.7 million to $219.4 million at September 30, 2018 from $216.7 million at December 31, 2017.  FHLB borrowings increased $9.3 million, or 14.5%, to $73.8 million at September 30, 2018 from $64.4 million at December 31, 2017. Long-term borrowings increased $7.8 million, or 15.2%, to $59.2 million at September 30, 2018 from $51.4 million at December 31, 2017 due to $25.5 million in new advances partially offset by $17.7 million in principal repayments on our amortizing advances and maturities.  Short-term borrowings increased $1.6 million, or 11.9%, to $14.6 million at September 30, 2018 compared to $13.0 million at December 31, 2017.  The increase in FHLB borrowings was used to fund the additional growth in the loan portfolio.  Total stockholders' equity increased $262,000, or 0.8%, to $31.3 million at September 30, 2018 from $31.1 million at December 31, 2017.  The Company announced on July 27, 2017 that the Board of Directors had adopted its first stock repurchase program.  Under the repurchase program, the Company may repurchase up to 97,084 shares of its common stock, or approximately 5% of its outstanding shares.  As of September 30, 2018, the Company had repurchased 69,535 shares at an average price of $15.30 per share.  At September 30, 2018, the Bank was considered well capitalized, the highest standard and capital rating as defined by the Bank's regulators.

At September 30, 2018, the Bank had one non-performing residential mortgage loan for $55,000 and one non-performing commercial and industrial loan for $45,000 and at December 31, 2017, the Bank had two non-performing residential mortgage loans totaling $153,000. We recorded a $225,000 provision for loan losses for the nine months ended September 30, 2018 and a $196,000 provision for loan losses for the nine months ended September 30, 2017.  The increase in the provision for loan losses was primarily due to a $2.0 million increase in loans rated special mention and substandard from $3.1 million at September 30, 2017 to $5.1 million at September 30, 2018 in addition to adding reserves to support the growth in our residential mortgage, commercial real estate, and commercial and industrial loan portfolios. The allowance for loan losses was $1.5 million, or 0.53%, of loans outstanding at September 30, 2018 compared to $1.3 million, or 0.48%,of loans outstanding at December 31, 2017.  Management remains committed to maintaining a high level of asset quality as we grow our residential mortgage, commercial real estate, and commercial and industrial loan portfolios.

About our Company

FSB Bancorp, Inc. is the bank holding company of Fairport Savings Bank, a New York chartered savings bank headquartered in Fairport, New York. The Bank conducts business from its main office in Fairport, New York and four branches located in Penfield, New York, Irondequoit, New York, Webster, New York, and Perinton, New York. The Company also has five mortgage origination offices located in Pittsford, New York, Watertown, New York, Greece, New York, Cheektowaga, New York, and Lewiston, New York. The Company's principal business consists of originating one- to four-family residential real estate mortgages, home equity loans and lines of credit, commercial real estate, multi-family, construction, commercial and industrial, and other consumer loans.    The Company attracts retail deposits from the general public in the areas surrounding its main office and branches, offering a wide variety of deposit products.  Through its wholly owned subsidiary, Fairport Wealth Management, the Bank offers non-deposit investment products, consisting of annuities, insurance products and mutual funds.

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, changes in interest rate environment, changes in economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

FSB BANCORP, INC.
Selected Consolidated Balance Sheet Information
September 30, 2018 and December 31, 2017
(Dollars in thousands, except per share data)
                (Unaudited)
	September 30, 2018	December 31, 2017

Assets	$327,143	$314,382
Cash and Cash Equivalents	5,965	10,397
Investment Securities	23,362	24,888
Loans Held for Sale	4,662	2,770
Net Loans Receivable	279,065	262,711
Deposits	219,384	216,691
Borrowings	73,796	64,447
Total Stockholders' Equity	31,318	31,056
Book Value per Share[1]	$16.41	$16.36
Stockholders' Equity to Total Assets	9.57%	9.88%

FSB BANCORP, INC.
Selected Consolidated Statement of Income Information
Three Months and Nine Months Ended September 30, 2018 and September 30, 2017
 (Dollars and shares in thousands except per share data)
                                                                                                                     (Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017

Interest and Dividend Income	$3,196	$2,765	$9,248	$7,847
Interest Expense	1,060	723	2,823	1,977
Net Interest Income	2,136	2,042	6,425	5,870
Provision for Loan Losses	75	84	225	196
Net Interest Income after Provision for Loan Losses	2,061	1,958	6,200	5,674
Other Income	816	1,031	2,099	2,719
Other Expense	2,936	2,712	8,183	7,850
Income (Loss) Before Income Taxes	(59)	277	116	543
Provision (Benefit) for Income Taxes	(9)	98	24	145
Net Income (Loss)	$(50)	$179	$92	$398

Net Income (Loss) per Common Share[1]	$(0.03)	$0.09	$0.05	$0.21
Average Common Shares Outstanding [1]	1,911	1,889	1,909	1,900

1The Company's book value and common equity ratio computations did not include shares of common stock held by the Company's ESOP that the Company had currently not committed to release.  The balances of unallocated ESOP shares at September 30, 2018 and 2017 were 31,415 and 35,223, respectively.

The above information is preliminary and based on the Company's data available at the time of presentation.

FSB BANCORP, INC.
Key Earnings Ratios
Three Months and Nine Months Ended September 30, 2018 and September 30, 2017

                                                                                                                    (Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017

Return (Loss) on Average Assets	(0.06)%	0.24%	0.04%	0.19%
Return (Loss) on Average Equity	(0.64)%	2.25%	0.39%	1.65%
Net Interest Margin	2.74%	2.89%	2.82%	2.86%
Average Yield on Interest-Earning Assets	4.10%	3.90%	4.05%	3.81%
Average Cost on Interest-Bearing Liabilities	1.36%	1.01%	1.23%	0.95%

The above information is preliminary and based on the Company's data available at the time of presentation.

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